Code of Ethics for Senior Officers

Alpha Core Strategies Fund

I.	Introduction and Background

Alpha Core Strategies Fund ( the “Fund”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure — financial and otherwise — in compliance with applicable law. This Code of Ethics (the “Code”), applies to the Fund’s Principal Executive Officer, President and Principal Administrative Officer, and the Principal Financial and Principal Accounting Officer and Treasurer (or persons performing similar functions) (together, ”Senior Officers”) of the Fund.

Senior Officers have a leadership responsibility to comply with applicable law, conduct themselves in an honest and ethical manner, promote a culture of high ethical standards with a commitment to compliance, maintain a work environment which encourages internal reporting and the prompt resolution of compliance concerns.

This Code recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because the Senior Officers currently or may in the future serve as Senior Officers of the Fund, as officers or employees of the Fund’s investment adviser, 50 South Capital Advisors, LLC (“50 South”) and/or its affiliates (collectively, “Northern Trust”) and as officers or trustees/directors of other registered investment companies and unregistered investment funds advised by Northern Trust. This Code also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, a Trust or Northern Trust govern the conduct in connection with many of the conflict of interest situations that arise in connection with the operations of a Trust, including:

i.	The Investment Company Act of 1940, and the rules and regulation promulgated thereunder by the Securities and Exchange Commission (“SEC”) (the “1940 Act”);

ii.	The Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder by the SEC (the “Advisers Act”);

iii.	The Code of Ethics adopted by the Fund pursuant to Rule 17j-1(c) under the 1940 Act (the “Fund’s 1940 Act Code”);

iv.

One or more codes of ethics adopted by Northern Trust that have been reviewed and approved by the trustees (the “Trustees”) of the Fund who are not “interested persons” of the Fund (the “Independent Trustees”) within the meaning of the 1940 Act (the “Northern Trust’s 1940 Act Code” and, together with the Trust’s 1940 Act Code, the “1940 Act Codes”);

v.

The policies and procedures adopted by the Fund and other funds/trusts to address conflict of interest situations, such as procedures under Rule 10f-3 and Rule 17a-7 under the 1940 Act (collectively, the “Fund Policies”); and

vi.	Northern Trust’s general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the “Northern Trust Policies”).

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes, the Trust Policies and the Northern Trust’s Policies are referred to herein collectively as the “Additional Conflict Rules”.

This Code is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code, unless and until the Fund’s Board of Trustees shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code.

II.	Senior Officer Conduct

Each Senior Officer has a responsibility to the Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Senior Officer must:

i.	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

ii.

Comply with the laws, rules and regulations that govern the conduct of the Fund’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance with Code of Ethics”; and

iii.	Adhere to a high standard of business ethics.

III.	Conflicts of Interest

A conflict of interest for the purpose of this Code occurs when private interests interfere in any way, or even appear to interfere, with the interests of the Fund.

Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Fund, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of the Fund also are, or may be, officers of Northern Trust and other funds advised or serviced by Northern Trust (as a result of which it is incumbent upon Senior Officers to be familiar with, and to seek to comply with the Additional Conflict Rules).

Senior Officers are required to conduct the business of the Fund in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Fund where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code.

Senior Officers of the Fund who are in doubt as to the application or interpretation of this Code shall make full disclosure of all relevant facts and circumstances to the Fund’s Chief Compliance Officer (the “CCO”) and obtain the approval of the CCO prior to taking action.

Conflict of interest situations that should always be approved by the CCO, if material, include, but are not limited to the following:

i.

The receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Fund has current or prospective business dealings (other than Northern Trust), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

ii.	Any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than Northern Trust; or

iii.

A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer’s employment by Northern Trust, such as compensation or equity ownership.

IV.	Disclosures

It is the policy of the Fund to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the SEC or a national securities exchange and in all other public communications made by the Fund. Senior Officers are required to promote compliance with this policy and to abide by the Fund’s standards, policies and procedures designed to promote compliance with this policy.

Each Senior Officer must:

i.	Familiarize himself or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund; and

ii.

Not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, including to the Trustees, the Fund’s independent auditors, the Fund’s counsel, counsel to the Independent Trustees, governmental regulators or self-regulatory organizations.

V.	Compliance with Code of Ethics

If you know of or suspect a violation of this Code or other laws, regulations, policies or procedures applicable to the Fund, you must report that information on a timely basis to the Fund’s CCO or report it anonymously by following the “reporting procedures” adopted by Northern Trust.. No person who, in good faith, raises any question or reports any concern, complaint, or information of suspected violations under the reporting procedures will be subject to retaliation. This includes any adverse action taken because of making a report. Reporting in “good faith” means you reasonably believe that your information is as accurate and complete as possible.

The Fund will follow these procedures in investigating, enforcing and reporting on this Code:

i.	the Fund’s CCO will take all appropriate action to investigate any actual or potential violations reported to him or her;

ii.	Violations and potential violations will be reported to the Fund’s Audit Committee (“Audit Committee”) after such investigation;

iii.	If the Audit Committee determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

iv.

Appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification to the SEC or other appropriate law enforcement authorities.

VI.	Reporting and Accountability

Each Senior Officer must:

i.

Upon adoption of this Code (or thereafter as applicable, upon becoming a Senior Officer), affirm in writing to the Fund that he or she has received, read and understands this Code. Thereafter, the Board will receive the Senior Officer affirmation from the CCO;

ii.	Annually affirm to the Fund that he or she has complied with the requirements of this Code and thereafter, the Board will receive the Senior Officer affirmation from the CCO ;

iii.

Notify the CCO on a periodic basis (but not less frequently than annually) if the Senior Officer has received, at any time during the period, any approval of Northern Trust contemplated by the Northern Trust Policies; and

iv.

Complete and certify at least annually the Fund’s “Trustees and Officers Questionnaire” as well as Northern Trust’s “Outside Connections and Ownership Interests” report and/or such other questionnaires and reports as the Board may request.

VII.	Waivers of Code of Ethics

Except as otherwise provided in this Code, the Fund’s CCO is responsible for applying this Code of Ethics to specific situations in which questions are presented to the CCO and has the authority to interpret this Code in any particular situation. The CCO shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code.

The CCO is authorized to consult, as appropriate, with the Audit Committee and with counsel to the Fund, Northern Trust or the Independent Trustees, and is encouraged to do so.

The Audit Committee is responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR, or otherwise, as provided by SEC rules.

VIII.	Recordkeeping

The Fund will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Audit Committee:

i.	That provided the basis for any amendment or waiver to this Code; and

ii.	Relating to any violation of this Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Audit Committee.

IX.	Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Fund and its counsel, Northern Trust and its counsel and any other advisors, consultants or counsel retained by the Trustees, the Independent Trustees or any committee of the Fund.

X.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Fund’s Board of Trustees.

XI.	No Rights Created

This Code is intended solely for the internal use by the Fund. This Code is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Policy created: February 26, 2015

As amended: September 30, 2019; November 1, 2023

ALPHA CORE STRATEGIES FUND

(THE “FUND”)

CODE OF ETHICS

FOR

SENIOR OFFICERS

INITIAL AND ANNUAL ACKNOWLEDGMENT FORM

I, Principal [Officer Title] Officer of the Alpha Core Strategies Fund (the “Fund”), hereby certify and acknowledge that (1) I am a Senior Officer under the Fund Code of Ethics (the “Code”), (2) I have received, read and understood the requirements and provisions of the Code, and (3) I have adhered to the Code and will continue to comply with the requirements thereof. In addition, I have completed the (1) Fund’s Trustees and Officers Questionnaire and (2) Northern Trust’s Outside Connections and Ownership Interests Questionnaire.

Print Name:	Date:

Signature: